Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127324) pertaining to the Expedia Retirement Savings Plan of our report dated June 20, 2007, with respect to the financial statements and schedule of the Expedia Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Seattle, Washington
June 20, 2007